Consent of Independent Registered Public Accounting Firm

Alliance Bancorp, Inc. of Pennsylvania
Broomall, Pennsylvania

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 No. 333-171935 of Alliance Bancorp, Inc. of Pennsylvania of our report dated March 14, 2011, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ ParenteBeard LLC
Malvern, Pennsylvania
March 14, 2011